FOR IMMEDIATE RELEASE
DECEMBER 5, 2005

GENEREX BIOTECHNOLOGY RAISES $3.5M
PURSUANT TO THE EXERCISE OF PREVIOUSLY
ISSUED INVESTMENT RIGHTS

TORONTO, Canada - December 5, 2005 - Generex Biotechnology Corporation (Nasdaq:GNBT) announced today that, pursuant to a definitive agreement with the participants in its June and September 2005 debenture transactions, those investors will exercise certain outstanding investment rights held by them pursuant to which the Company will issue additional debentures and warrants for an aggregate purchase price of approximately $3,500,000. That transaction is expected to close on or about Monday, December 5, 2005 (the “Closing Date”).

The newly issued debentures will have a term of 15 months and amortize over 13 months in 13 equal monthly installments beginning on the first day of the third month following their issuance. Interest on the principal amount outstanding will accrue at a rate of 6% per annum. Generex may pay principal and accrued interest in cash or, at its option, in shares of common stock. If Generex elects to pay principal and interest in shares of its common stock, the value of each share of common stock will be equal to the lesser of (i) $0.82 and (ii) 90% of the average of the daily volume weighted average price for the common stock over the 20 trading days immediately preceding the date of payment. At the option of the holder of each debenture, the principal amount outstanding under each debenture will be initially convertible at any time after the closing of the transaction into shares of Generex’s common stock at a conversion price of $0.82. In connection with the issuance of the debentures, Generex will also issue warrants, exercisable for five years commencing six months following the Closing Date, to purchase an aggregate of 4,268,293 shares of Generex’s common stock at the exercise price of $0.82 per share. The conversion price of the newly issued debentures and the exercise price of the newly issued warrants will be subject to an anti-dilution adjustment upon the issuance by Generex of securities at a price per share less than the then conversion price or exercise price, as applicable.

Generex will also grant to each investor a further Additional Investment Right pursuant to which each investor has the right to purchase detachable units consisting of (a) additional debentures, having a conversion price of $1.25, in principal amount equal to the principal amount of debentures issued to each holder in this transaction and (b) additional warrants entitling the holder thereof to purchase a number of shares of Generex’s common stock equal to 100% of the shares of common stock issuable upon the conversion in full at an $0.82 conversion price (subject to adjustment as set forth therein) (without regard to any restrictions on conversion therein contained) of the additional debentures contemplated in clause (a) above, at an exercise price equal to $1.25. Generex will also grant the said Additional Investment Right to an investor who exercised an outstanding investment right on October 27, 2005 to acquire a debenture and warrant for an aggregate purchase price of $500,000. The further Additional Investment Rights may be exercised at any time on or after the 181st day after the Closing Date and on or prior to the earlier of (i) the close of business on the one-year anniversary after the registration statement for the shares of common stock underlying the newly issued debentures and warrants has gone effective and (ii) the two year anniversary of the Closing Date.

Generex also agreed to provide registration rights with respect to the securities issuable upon conversion of the debentures and exercise of the warrants issuable upon exercise of the aforementioned Additional Investment Rights consistent with the registration rights under the Registration Rights Agreement entered into in November 2004 between Generex and the investors.

In addition, in connection with this transaction, Generex will issue to a placement agent (i) either a cash fee equal to 7% of the gross proceeds received by Generex or 341,463 shares of common stock in lieu of the said cash fee, and (ii) warrants exercisable into 120,000 shares of common stock at the same exercise price as the newly issued warrants.

About Generex

Generex is engaged in the research and development of drug delivery systems and technologies. Generex has developed a proprietary platform technology for the delivery of drugs into the human body through the oral cavity (with no deposit in the lungs). The Company’s proprietary liquid formulations allow drugs typically administered by injection to be absorbed into the body by the lining of the inner mouth using the Company’s proprietary RapidMist™ device. The Company’s flagship product, oral insulin (Oral-lyn™), which has been approved for commercial sale in Ecuador for the treatment of patients with Type-1 and Type-2 diabetes, is in various stages of clinical trials around the world. Antigen Express is a wholly owned subsidiary of Generex. The core platform technologies of Antigen Express comprise immunotherapeutics for the treatment of malignant, infectious, allergic, and autoimmune diseases.

For more information, visit the Generex Web site at www.generex.com.

Safe Harbor Statement: This release and oral statements made from time to time by Generex representatives concerning the same subject matter may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by introductory words such as "expects," "plans," "intends," "believes," "will," "estimates," “forecasts," "projects" or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing potential product applications, potential collaborations, product development activities, clinical studies, regulatory submissions and approvals, and similar operating matters. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not. Known risks and uncertainties include those identified from time to time in the reports filed by Generex with the Securities and Exchange Commission, which should be considered together with any forward-looking statement. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements. Generex cannot be sure when or if it will be permitted by regulatory agencies to undertake additional clinical trials or to commence any particular phase of clinical trials. Because of this, statements regarding the expected timing of clinical trials cannot be regarded as actual predictions of when Generex will obtain regulatory approval for any “phase” of clinical trials. Generex claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act.
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